Exhibit 4.12

TRUST AGREEMENT
between
MERRILL LYNCH TRUST COMPANY, FSB
and
ALLTEL CORPORATION

        Trust Agreement entered into as of June 1, 2004 by and between ALLTEL Corporation (the "Employer") and Merrill Lynch Trust Company, FSB (the "Trustee"), with respect to a trust ("Trust") forming part of the ALLTEL Corporation 401(k) Plan (the "Plan").

        The Employer and the Trustee hereby agree as follows:

ARTICLE I
STATUS OF TRUST AND APPOINTMENT
AND ACCEPTANCE OF TRUSTEE

        1.01 Status of Trust. The Trust is intended to be a qualified trust under section 401(a) of the Internal Revenue Code of 1986, as amended from time to time (the "Code"), and exempt from taxation pursuant to section 501(a) of the Code.

        1.02 Appointment of Trustee. The Employer represents that all necessary action has been taken for the appointment of the Trustee as trustee of the Trust and that the Trust Agreement constitutes a legal, valid and binding obligation of the Employer.

        1.03 Acceptance of Appointment. The Trustee accepts its appointment as trustee of the Trust.

        1.04 Title of Trust. The Trust shall be known as the ALLTEL Corporation 401(k) Plan Trust.

        1.05 Effectiveness. This Trust Agreement shall not become effective until executed and delivered by both the Employer and the Trustee.

ARTICLE II
ADMINISTRATIVE AND INVESTMENT FIDUCIARIES

        2.01 Named Administrative and Investment Fiduciaries. For purposes of this Trust Agreement, the term "Named Administrative Fiduciary" refers to the person named or provided for in the Plan as responsible for the administration and operation of the Plan, and the term "Named Investment Fiduciary" refers to the committee appointed by the Board of Directors of the Employer as responsible for providing direction to the Trustee as to investment of Plan assets to the extent provided for in the Plan and this Trust Agreement. The Named Administrative Fiduciary and the Named Investment Fiduciary may be the same person. If any such person is not named or provided for in the Plan, or is not then serving, the Employer shall be the Named Administrative Fiduciary or the Named Investment Fiduciary or both, as the case may be.

        2.02 Identification of Named Fiduciaries and Designees. The Named Administrative Fiduciary and the Named Investment Fiduciary under the Plan shall each be identified to the Trustee in writing by the Employer. The Employer shall promptly give written notice to the Trustee of a change in the identity either of the Named Administrative Fiduciary or the Named Investment Fiduciary, or any member thereof, as appropriate, and until such notice is received by the Trustee, the Trustee shall be fully protected in assuming that the identity of the Named Administrative Fiduciary or Named Investment Fiduciary, and the members thereof, as appropriate, is unchanged. Each person authorized in accordance with the Plan to give a direction to the Trustee on behalf of the Named Administrative Fiduciary or the Named Investment Fiduciary shall be identified to the Trustee by written notice from the Employer and such notice shall contain a specimen of the signature of each authorized person. The Trustee shall be entitled to rely upon each such written notice as evidence of the identity and authority of the persons appointed until a written cancellation of the appointment, or the written appointment of a successor, is received by the Trustee from the Employer.

ARTICLE III
RECEIPTS AND TRUST FUND

        3.01 Receipt by Trustee. The Trustee shall receive in cash or other assets all contributions paid or delivered to it which are allocable under the Plan and to the Trust and all transfers paid or delivered under the Plan to the Trust from a predecessor trustee or another trust (including a trust forming part of another plan qualified under section 401(a) of the Code), provided that the Trustee shall not be obligated to receive any such contribution or transfer unless prior thereto or coincident therewith, as the Trustee may specify, the Trustee has received such reconciliation, allocation, investment or other information concerning, or such direction, instruction or representation with respect to, the contribution or transfer or the source thereof as the Trustee may require. The Trustee shall have no duty or authority to (a) require any contributions or transfers to be made under the Plan or to the Trustee, (b) compute any amount to be contributed or transferred under the Plan to the Trustee, or (c) determine whether amounts received by the Trustee comply with the Plan. In addition, without exercising any discretionary authority over the investments of the Plan or this Trust, the Trustee may have established certain assets or asset categories that may not be permissible for the Trustee to hold in trust for all plans (or certain types of plans) with respect to which the Trustee may be serving as Trustee. The Trustee has the right to refuse to accept such assets or asset categories into the Trust Fund and, upon providing the Named Investment Fiduciary reasonable advanced written notice, the Trustee may refuse to continue to hold any such existing assets or asset categories in the Trust Fund. Upon written request the Trustee shall provide to the Employer or Named Investment Fiduciary additional information concerning which assets or asset categories are not capable of being held in this Trust Fund.

        3.02 Trust Fund. For purposes of this Trust Agreement, the "Trust Fund" consists of all money and other property received by the Trustee pursuant to Section 3.01 hereof, increased by any income or gains on or increment in such assets and decreased by any investment loss or expense, benefit or disbursement paid pursuant to this Trust Agreement. The Trustee shall hold the Trust Fund, without distinction between principal and income, as a nondiscretionary trustee in trust pursuant to the terms of the Plan and this Trust Agreement and directions provided in Section 5.01. Assets of the Trust may be held in an account maintained with an affiliate of the Trustee.

        3.03 Additional Trust Fund. Notwithstanding any other provision of this Trust Agreement, to the extent that assets of the Plan are held in trust by a trustee other than the Trustee (such other trustee to be referred to as a "Second Trustee"), the Employer shall have created two trust funds under the Plan. The appointment of a Second Trustee shall be deemed a representation by the Employer that the Plan contains all appropriate provisions relating to the Second Trustee. The Trustee (i) shall discharge its duties and responsibilities hereunder solely with respect to those assets delivered into its possession, (ii) shall have no duties, responsibilities or obligations with respect to assets held in trust by the Second Trustee unless and until such assets are delivered to the Trustee and (iii) except as otherwise required by the Employee Retirement Income Security Act of 1974, as amended from time to time ("ERISA"), shall have no liability or responsibility for the acts or omissions of the Second Trustee. To the extent that assets of the Plan are held in trust by multiple trustees other than the Trustee, the foregoing shall apply to each such other trustee.

ARTICLE IV
PAYMENTS, ADMINISTRATIVE DIRECTIONS
AND EXPENSES

        4.01 Payments by Trustee. Payments of money or property from the Trust Fund shall be made by the Trustee upon direction from the Named Administrative Fiduciary or its designee. Payments by the Trustee shall be transmitted to the Named Administrative Fiduciary or its designee for delivery to the proper payees or to payee addresses supplied by the Named Administrative Fiduciary or its designee, and the Trustee's obligation to make such payments shall be satisfied upon such transmittal. The Trustee shall have no obligation to determine the identity of persons entitled to payments under the Plan or their addresses.

        4.02 Named Administrative Fiduciary's Directions. Directions from or on behalf of the Named Administrative Fiduciary or its designee shall be communicated to the Trustee or the Trustee's designee only in a manner and in accordance with procedures acceptable to the Trustee. The Trustee's designee shall not, however, be empowered to implement any such directions except in accordance with procedures acceptable to the Trustee. Except as otherwise required by ERISA or other applicable law, (i) the Trustee shall have no liability for following any such directions or failing to act in the absence of any such directions and (ii) the Trustee shall have no liability for the acts or omissions of any person making or failing to make any direction under the Plan or this Trust Agreement nor any duty or obligation to review any such direction, act or omission.

        4.03 Disputed Payments. If a dispute arises over the propriety of the Trustee making any payment from the Trust Fund, the Trustee may withhold the payment until the dispute has been resolved by a court of competent jurisdiction or settled by the parties to the dispute. The Trustee may consult legal counsel and to the extent permitted under ERISA or any other applicable law, shall be fully protected in acting upon the advice of counsel.

        4.04 Trustee's Compensation and Expenses. The Trustee's compensation for its services under this Trust Agreement in accordance with the Trustee's fee schedule in effect and applicable at the time such compensation becomes payable and all expenses incurred by the Trustee in connection with or relating to the performance of its duties under this Trust Agreement or its status as Trustee, including reasonable attorneys' fees, shall be the obligation of the Trust to the extent permitted by ERISA and other applicable law. Such compensation and expenses, however, may at the Employer's election in its sole discretion be paid by the Employer. The Trustee is authorized to charge the Trust Fund for and withdraw from the Trust Fund, without direction from the Named Administrative Fiduciary or other person, the amount of any such compensation or expenses which the Employer has not paid within 75 days of the date of receipt by the Employer of the Trustee's invoice. The Trustee shall provide an invoice of its compensation and expenses to the Employer. Any objection to the compensation and expenses charged by the Trustee shall be made by the Employer in writing presented to the Trustee within 75 days after the date of the invoice provided to the Employer. Unresolved objections shall be settled either by agreement of settlement between the Trustee and the Employer or by a judicial settlement. Merrill Lynch reserves the right to change the amount of or method of computing any such fees on 60 days prior written notice to the Employer.

        By signing this Trust Agreement, the Employer authorizes the Trustee and/or its affiliates to receive payments from certain mutual funds (and/or collective trusts) for which no affiliate of the Trustee acts as investment manager or adviser (or from the principal distributors and/or advisors of those funds or trusts), in connection with the performance of reasonable and necessary services (including recordkeeping, subaccounting, account maintenance, administrative and other shareholder services). Because different mutual funds (or collective trusts) may be subject to different fee arrangements, Trustee or its designee shall provide the Employer with further details on any specific fee arrangements (as soon as administratively practicable after entering into such arrangements) that may be applicable to investments under the Plan.

        4.05 Taxes. The Trustee is authorized, with or without direction from the Named Administrative Fiduciary or any other person, to withdraw from the Trust Fund and pay any federal, state or local taxes, charges or assessments of any kind levied or assessed against the Trust or assets thereof. The Trustee shall give notice to the Named Administrative Fiduciary of its receipt of a demand for any such taxes, charges or assessments. The Trustee shall not be personally liable for any such taxes, charges or assessments.

        4.06 Expenses of Administration. Reasonable expenses of administering the Plan that are incurred by the Employer, the Named Administrative Fiduciary, the Named Investment Fiduciary, any Investment Manager designated pursuant to Section 5.02 or any other persons designated to act on behalf of the Employer, the Named Administrative Fiduciary or the Named Investment Fiduciary, including reimbursement for expenses incurred in the performance of their respective duties, shall be the obligation of the Trust. Such expenses, however, may at the Employer's election and in its sole discretion be paid by the Employer.

        4.07 Restriction on Alienation. Except as provided in Section 4.08 or under section 401(a)(13) of the Code, the interest of any Plan participant or beneficiary in the Trust Fund shall not be subject to the claims of such person's creditors and may not be assigned, sold, transferred, alienated or encumbered. Any attempt to do so shall be void; and the Trustee shall disregard any attempt. Trust assets shall not in any manner be liable for or subject to debts, contracts, liabilities, engagement or torts of any Plan participant or beneficiary, and benefits shall not be considered an asset of any such person in the event of the person's insolvency or bankruptcy.

        4.08 Payment on Court Order. The Trustee is authorized to make any payments directed by court order in any action in which the Trustee is a party or pursuant to a "qualified domestic relations order" under section 414(p) of the Code. The Trustee is not obligated to defend actions in which the Trustee is named but shall notify the Employer and Named Administrative Fiduciary of any such action and may tender defense of the action to the Employer, the Named Administrative Fiduciary or the participant or beneficiary whose interest is affected. The Trustee may in its discretion defend any action in which the Trustee is named and any expenses, including reasonable attorneys' fees, incurred by the Trustee in that connection shall be paid or reimbursed in accordance with Section 4.04 hereof.

ARTICLE V
INVESTMENTS

        5.01 Investment Management. The assets of the Trust Fund shall be invested and reinvested through investment funds, including an investment fund that shall be known as the ALLTEL Corporation Common Stock Fund (the "ALLTEL Stock Fund") and such other investment funds as designated by the Named Investment Fiduciary. The portion of Trust Fund assets to be invested and reinvested through each investment fund shall be determined in accordance with applicable provisions of the Plan and, to the extent provided in the Plan, investment instructions of participants and beneficiaries, and subject to the foregoing as directed by the Named Investment Fiduciary.

        Notwithstanding anything in the Plan document or Trust Agreement to the contrary, (a) any investment in any "employer security" with respect to the Plan within the meaning of Section 407(d)(1) of ERISA ("Employer Securities") shall be through the ALLTEL Stock Fund and (b) the ALLTEL Stock Fund shall be invested primarily in common stock, par value $1.00 per share, of ALLTEL Corporation, a Delaware corporation, as the common stock is from time to time constituted.

        The Named Investment Fiduciary shall direct the trustee as to the investment of the Trust Fund except insofar as (a) the Plan or Trust expressly directs all or a portion of the Plan to be invested in Employer Securities, (b) a person (an "Investment Manager") who meets the requirements of section 3(38) of ERISA has authority to manage Trust assets as referred to in Section 5.02 hereof or (c) the Plan provides for participant or beneficiary direction of the investment of assets allocable under the Plan to the accounts of such participants and beneficiaries. In situation (c), a list of the participants and beneficiaries and such information concerning them as the Trustee may specify shall be provided by the Named Administrative Fiduciary to the Trustee and/or such person(s) as are necessary for the implementation of the directions in accordance with the procedure acceptable to the Trustee and Named Administrative Fiduciary. The Trustee shall invest the Trust Fund as directed in the Plan, as directed by the Named Investment Fiduciary, an Investment Manager or a Plan participant or beneficiary, as the case may be, and, except to the extent otherwise required by ERISA or other applicable law, the Trustee shall have no discretionary control over, nor any other discretion regarding, the investment or reinvestment of any asset of the Trust.

        It is understood that the Trustee may, from time to time, have on hand funds which are received as contributions or transfers to the Trust which are awaiting investment or funds from the sale of Trust assets which are awaiting reinvestment. Absent receipt by the Trustee of a direction from the proper person for the investment or reinvestment of such funds or otherwise prior to the application of funds in implementation of such a direction, the Trustee shall in accordance with the Trustee's normal procedures in this regard cause such funds to be invested in shares of the money market fund acceptable to the Trustee as the Employer or Named Investment Fiduciary may in writing to the Trustee specify for this purpose from time to time. Any such fund may be sponsored, managed or distributed by an affiliate of the Trustee. The Employer or the Named Investment Fiduciary, as the case may be, hereby acknowledges that prior to any such specification it has read or will have read the then current prospectus for the specified fund.

        5.02 Investment Managers. The Named Investment Fiduciary may appoint one or more Investment Managers, who may be an affiliate of the Trustee, to direct the Trustee in the investment of all or a specified portion of the assets of the Trust. Any such Investment Manager shall be directed by the Named Investment Fiduciary to act in accordance with the procedures referred to in Section 5.04. The Named Investment Fiduciary shall notify the Trustee in writing before the effectiveness of the appointment or removal of any Investment Manager.

        If there is more than one Investment Manager whose appointment is effective under the Plan at any one time, the Trustee shall, upon written instructions from the Named Investment Fiduciary, establish separate funds for control by each such Investment Manager. The funds shall consist of those Trust assets designated by the Named Investment Fiduciary.

        5.03 Direction of Voting, Tender, and Other Rights. Notwithstanding anything in the Plan document to the contrary:

          (a)   The voting, tender, and other rights in securities or other assets held in the Trust shall be exercised by the Trustee as directed by (i) a Plan participant or beneficiary, with respect to assets (including any Employer Securities) over which a Plan participant or beneficiary has control and (ii) an Investment Manager, with respect to any Trust assets for which the Investment Manager has authority to manage.

          (b)   If a Plan participant or beneficiary or an Investment Manager, with respect to any right under Section 5.03(a) to direct the voting, tender, or other decision with respect to any security or other asset held in the Trust, does not communicate any decision on the matter to the Trustee or the Trustee's designee by the time prescribed by the Trustee or the Trustee's designee for that purpose, then, except as otherwise required by law, the Trustee shall not vote, tender or take other action with respect to such Employer Securities or other security or asset for which it has received no direction.

          (c)   The directions from Plan participants and beneficiaries with respect to Employer Securities shall be held in confidence by the Trustee and shall not be divulged to the Employer, or any officer or employee thereof, or any other person except to the extent that the consequences of such directions are reflected in reports regularly communicated to any such persons in the ordinary course of the performance of the Trustee's services under this Trust Agreement. The Named Administrative Fiduciary is designated as responsible for ensuring that the procedures to safeguard the confidentiality of the described information are sufficient under applicable rules and regulations for plans under Section 404(c) of ERISA, that such procedures are being followed and that an independent fiduciary required by DOL Reg. section 2550.404c-1(d)(2)(ii)(E)(4)(ix) is appointed.

          (d)   The Trustee shall follow all directions above-referred to in this Section and otherwise shall have no duty to exercise voting, tender, or other rights relating to any such security or other asset.

        5.04 Investment Directions. Directions for the investment or reinvestment of Trust assets or directions of a type referred to in Section 5.03 from the Named Investment Fiduciary, an Investment Manager or a Plan participant or beneficiary, as the case may be, shall, in a manner and in accordance with procedures acceptable to the Trustee, be communicated to and implemented by, as the case may be, the Trustee, the Trustee's designee or, with the Trustee's consent, the broker/dealer designated for the purpose by the Employer or the Named Investment Fiduciary. Communication of any such direction to such a designee or broker/dealer shall conclusively be deemed an authorization to the designee or broker/dealer to implement the direction even though coming from a person other than the Trustee. Except as otherwise required by ERISA or other applicable law, (i) the Trustee shall have no liability for its or any other person's following such directions or failing to act in the absence of any such directions, (ii) the Trustee shall have no liability for the acts or omissions of any person directing the investment or reinvestment of Trust Fund assets or making or failing to make any direction referred to in Section 5.03 and (iii) Trustee shall not have any duty or obligation to review any such investment or other direction, act or omission or, except upon receipt of a proper direction, to invest or otherwise manage any asset of the Trust which is subject to the control of any such person or to exercise any voting, tender, or other right referred to in Section 5.03.

        5.05 Communication of Proxy and Other Materials. The Employer shall establish a procedure acceptable to the Trustee for the timely dissemination to each person entitled to direct the Trustee or its designee as to a voting, tender, or other decision called for thereby or referred to therein of all proxy and other materials bearing on the decision. In the case of Employer Securities, at such time as proxy or other materials bearing thereon are disseminated generally to owners of Employer Securities in accordance with applicable law, the Employer shall cause a copy of such proxy or other materials to be delivered directly to the Trustee and, thereafter, shall promptly deliver to the Trustee such number of additional copies of the proxy or other materials as the Trustee may request.

        5.06 Common and Collective Trust Funds. Any person authorized to direct the investment of Trust assets may, if the Trustee and the Named Investment Fiduciary so permit, direct the Trustee to invest such assets in a common or collective trust maintained by the Trustee, its affiliate, a bank or trust company when acting as an Investment Manager (as provided in Section 5.02), or a bank or trust company that is a subsidiary of, or under common control with, the bank or trust company acting as Investment Manager for the investment of assets of qualified trusts under section 401(a) of the Code, individual retirement accounts under section 408(a) of the Code and plans of governmental units described in section 818(a)(6) of the Code. The documents governing any such common or collective trust fund in which Trust assets have been invested are hereby incorporated into this Trust Agreement by reference.

ARTICLE VI
RESPONSIBILITIES AND INDEMNITY

        6.01 Relationship of Fiduciaries. Each fiduciary of the Plan and the Trust shall be solely responsible for its own acts or omissions. The Trustee shall have no duty to question any other Plan fiduciary's performance of fiduciary duties allocated to such other fiduciary pursuant to the Plan. The Trustee shall not be responsible for the breach of responsibility by any other Plan fiduciary except as required under ERISA or other applicable law.

        6.02 Benefit of Participants. Each fiduciary shall, within the meaning of the Code and ERISA, discharge its duties with respect to the Trust solely in the interest of participants in the Plan and their beneficiaries and for the exclusive purpose of providing benefits to such participants and beneficiaries and defraying reasonable expenses of administering the Plan.

        6.03 Status of Trustee. The Trustee acknowledges its status as a "fiduciary" of the Plan within the meaning of ERISA.

        6.04 Location of Indicia of Ownership. Except as permitted by ERISA and other applicable law, the Trustee shall not maintain the indicia of ownership of any assets of the Trust outside the jurisdiction of the district courts of the United States.

        6.05 Trustee's Reliance. Except as otherwise required by ERISA or other applicable law, the Trustee shall have no duty to inquire whether directions by the Employer, the Named Administrative Fiduciary, the Named Investment Fiduciary or any other person conform to the Plan, and the Trustee shall be fully protected in relying on any such direction communicated in accordance with procedures acceptable to the Trustee from any person who the Trustee reasonably believes is a proper person to give the direction. The Trustee shall have no liability to any participant, any beneficiary or any other person for payments made, any failure to make payments, or any discontinuance of payments, on direction of the Named Administrative Fiduciary, the Named Investment Fiduciary or any designee of either of them or for any failure to make payments in the absence of directions from the Named Administrative Fiduciary or any person responsible for or purporting to be responsible for directing the investment of Trust assets. The Trustee shall have no obligation to request proper directions from any person. The Trustee may request instructions from the Named Administrative Fiduciary or the Named Investment Fiduciary and shall have no duty to act or liability for failure to act if such instructions are not forthcoming. The Trustee shall have no responsibility to determine whether the Trust Fund is sufficient to meet the liabilities under the Plan, and shall not be liable for payments or Plan liabilities in excess of the Trust Fund.

        6.06 Indemnification. To the extent permitted by ERISA and other applicable law, the Employer hereby indemnifies the Trustee against, and shall hold the Trustee harmless from, any and all loss, claims, liability, and expense, including reasonable attorneys' fees, imposed upon the Trustee or incurred by the Trustee as a result of any acts taken, or any failure to act, by any person with respect to the Plan or Trust, excepting only any loss, claim, liability or expense arising from the negligence or willful misconduct of the Trustee or the Trustee's designee. The Employer's obligations in the foregoing regard shall be satisfied promptly on request by the Trustee.

        To the extent permitted by ERISA and other applicable law, the Trustee hereby indemnifies the Employer against, and shall hold the Employer harmless from, any and all loss, claims, liability, and expense, including reasonable attorneys' fees, imposed upon the Employer or incurred by the Employer by reason of negligence or willful misconduct of the Trustee or the Trustee's designee. The Trustee's obligations in the foregoing regard shall be satisfied promptly on request by the Employer.

        6.07 Protection of Designees. To the extent that any designee of the Trustee is performing a function of the Trustee under this Trust Agreement, the Trustee shall continue to be responsible for the acts of such designee and the designee shall have the benefit of all of the applicable limitations on the scope of the Trustee's duties and liabilities, all applicable rights of indemnification granted hereunder to the Trustee and all other applicable protections of any nature afforded to the Trustee.

ARTICLE VII
POWERS OF TRUSTEE

        7.01 Nondiscretionary Investment Powers. At the direction of the person authorized to direct such action as referred to in Article V hereof, but limited to those assets or categories of assets acceptable to the Trustee as referred to in Section 5.01, the Trustee, or the Trustee's designee or a broker/dealer designated by the Employer or Named Fiduciary under Section 5.04, is authorized and empowered:

          (a)   To invest and reinvest the Trust Fund, together with the income therefrom, in common stock, preferred stock, convertible preferred stock, bonds, debentures, convertible debentures and bonds, mortgages, notes, commercial paper and other evidences of indebtedness (including those issued by the Trustee), shares of mutual funds (which funds may be sponsored, managed or offered by an affiliate of the Trustee), guaranteed investment contracts, bank investment contracts, other securities, policies of life insurance, annuity contracts, options, options to buy or sell securities or other assets, and all other property of any type (personal, real or mixed, and tangible or intangible);

          (b)   To deposit or invest all or any part of the assets of the Trust in savings accounts or certificates of deposit or other deposits in a bank or savings and loan association or other depository institution, including the Trustee or any of its affiliates; provided that, with respect to such deposits with the Trustee or an affiliate, the deposits bear a reasonable interest rate;

          (c)   To hold, manage, improve, repair and control all property, real or personal, forming part of the Trust Fund; to sell, convey, transfer, exchange, partition, lease for any term, even extending beyond the duration of this Trust, and otherwise dispose of the same from time to time;

          (d)   To have, respecting securities, all the rights, powers and privileges of an owner, including the power to give proxies, pay assessments and other sums deemed by the Trustee necessary for the protection of the Trust Fund; to vote any corporate stock either in person or by proxy, with or without power of substitution, for any purpose; to participate in voting trusts, pooling agreements, foreclosures, reorganizations, consolidations, mergers and liquidations, and in connection therewith to deposit securities with or transfer title to any protective or other committee; to exercise or sell stock subscriptions or conversion rights; and, regardless of any limitation elsewhere in this instrument relative to investments by the Trustee, to accept and retain as an investment any securities or other property received through the exercise of any of the foregoing powers;

          (e)   Subject to Section 5.01 hereof, to hold in cash such portion of the Trust Fund which it is directed to so hold pending investments, or payment of expenses, or the distribution of benefits;

          (f)    To take such actions as may be necessary or desirable to protect the Trust Fund from loss due to the default on mortgages held in the Trust Fund including the appointment of agents or trustees in such other jurisdictions as may seem desirable, to transfer property to such agents or trustees, to grant to such agents such powers as are necessary or desirable to protect the Trust Fund, to direct such agent or trustee, or to delegate such power to direct, and to remove such agent or trustee;

          (g)   Subject to specific direction by the Employer, the Named Administrative Fiduciary or the Named Investment Fiduciary, to settle, compromise or abandon all claims and demands in favor of or against the Trust Fund;

          (h)   To invest in any common or collective trust fund of the type referred to in Section 5.06 hereof maintained by the Trustee or its affiliate;

          (i)    Consistent with Section 6.02 and except as otherwise provided hererin, to exercise all of the further rights, powers, options and privileges granted, provided for, or vested in trustees generally under the laws of the state in which the Trustee has its principal place of business, so that the powers conferred upon the Trustee herein shall not be in limitation of any authority conferred by law, but shall be in addition thereto;

          (j)    Subject to specific direction by the Employer, the Named Administrative Fiduciary or the Named Investment Fiduciary, to borrow money from any source and to execute promissory notes, mortgages or other obligations and to pledge or mortgage any trust assets as security, subject to applicable requirements of the Code, ERISA and other applicable law; and

          (k)   To maintain accounts at, execute transactions through, and lend on an adequately secured basis stocks, bonds or other securities to, any brokerage or other firm, including any firm which is an affiliate of the Trustee.

        7.02 Additional Powers of Trustee. To the extent necessary or which it deems appropriate to implement its powers under Section 7.01 or otherwise to fulfill any of its duties and responsibilities as trustee of the Trust Fund, the Trustee shall have the following additional powers and authority:

          (a)   to register securities, or any other property, in its name or in the name of any nominee, including the name of any affiliate or the nominee name designated by any affiliate, with or without indication of the capacity in which property shall be held, or to hold securities in bearer form and to deposit any securities or other property in a depository or clearing corporation;

          (b)   to designate and engage the services of, and to delegate powers and responsibilities to, such agents, representatives, advisers, counsel and accountants as the Trustee considers necessary or appropriate, any of whom may be an affiliate of the Trustee or a person who renders services to such an affiliate, and, as a part of its expenses under this Trust Agreement, to pay their reasonable expenses and compensation; provided, however, that no assignment or subcontract pursuant to this subsection shall be construed to relieve the Trustee from its responsibility to perform the services specified to be performed by the Trustee under this Agreement;

          (c)   to make, execute and deliver, as Trustee, any and all deeds, leases, mortgages, conveyances, waivers, releases or other instruments in writing necessary or appropriate for the accomplishment of any of the powers listed in this Trust Agreement; and

          (d)   generally to do all other acts which the Trustee deems necessary or appropriate for the protection of the Trust Fund.

ARTICLE VIII
RECORDS, ACCOUNTINGS AND VALUATIONS

        8.01 Records. The Trustee shall maintain or cause to be maintained accurate records and accounts of all Trust transactions and assets. The records and accounts shall be available at reasonable times during normal business hours for inspection or audit by the Employer, Named Administrative Fiduciary, and the Named Investment Fiduciary or any person designated for the purpose by one of them.

        8.02 Accountings. Within 30 days following the close of each calendar quarter or the effective date of the removal or resignation of the Trustee, the Trustee shall file with the Named Administrative Fiduciary a written accounting setting forth all transactions since the end of the period covered by the last previous accounting. The accounting shall include a listing of the assets of the Trust showing the value of such assets at the close of the period covered by the accounting. On direction of the Named Administrative Fiduciary, and if previously agreed to by the Trustee, the Trustee shall submit to the Named Administrative Fiduciary interim valuations, reports or other information pertaining to the Trust.

        The Named Administrative Fiduciary may approve the accounting by written approval delivered to the Trustee or by failure to deliver written objections to the Trustee within 90 days after receipt of the accounting, provided, however, that any approval by failure to deliver written objections to the Trustee shall extend only to those matters that, on the basis of information reasonably available to it, the Named Administrative Fiduciary should have known to be incorrect or incomplete. Any such approval shall be binding on the Employer, the Named Administrative Fiduciary, the Named Investment Fiduciary and, to the extent permitted by ERISA and other applicable law, all other persons.

        8.03 Valuation. The assets of the Trust shall be valued as of each valuation date under the Plan at fair market value as determined by the Trustee based upon such sources of information as it may deem reliable, including, but not limited to, stock market quotations, statistical evaluation services, newspapers of general circulation, financial publications, advice from investment counselors or brokerage firms, or any combination of sources. The reasonable costs incurred in establishing values of the Trust Fund shall be an obligation of the Trust.

        When the Trustee is unable to arrive at a value based upon information from independent sources, it may rely upon information from the Employer, Named Administrative Fiduciary, Named Investment Fiduciary, appraisers, or other sources, and shall not incur any liability for inaccurate valuation based in good faith upon such information.

        8.04 Loans. In the event that participant loans are available under the Plan, the Trustee shall reflect one aggregate balance for participant loans under the Plan and shall reflect changes thereto only as directed by the Named Administrative Fiduciary. The Trustee has no responsibility with respect to maintenance of promissory notes or monitoring of loan amortization schedules.

ARTICLE IX
RESIGNATION AND REMOVAL OF TRUSTEE

        9.01 Resignation. The Trustee may resign at any time upon at least 30 days' written notice to the Employer.

        9.02 Removal. The Employer may remove the Trustee upon at least 30 days' written notice to the Trustee.

        9.03 Appointment of a Successor. Upon resignation or removal of the Trustee, the Employer shall appoint a successor trustee. Upon failure of the Employer to appoint, or the failure of the effectiveness of the appointment by the Employer of, a successor trustee by the effective date of the resignation or removal, the Trustee may apply to any court of competent jurisdiction for the appointment of a successor.

        Subject to Sections 9.04 and 9.05 hereof, promptly after receipt by the Trustee of notice of the effectiveness of the appointment of the successor trustee, the Trustee shall deliver to the successor trustee such records as may be reasonably requested to enable the successor trustee to properly administer the Trust Fund and all property of the Trust.

        9.04 Settlement of Account. Upon resignation or removal of the Trustee, the Trustee shall have the right to a settlement of its account, which settlement shall be made either by an agreement of settlement between the Trustee and the Employer or by a judicial settlement.

        9.05 Expenses and Compensation. The Trustee shall not be obligated to transfer Trust assets until the Trustee is provided reasonable assurance that all reasonable fees and expenses of the Trustee will be paid.

        9.06 Termination of Responsibility and Liability. Upon settlement of the account and transfer of the Trust Fund to the successor trustee, all rights and privileges under this Trust Agreement shall vest in the successor trustee and all responsibility and liability of the Trustee with respect to the Trust and assets thereof shall, except as otherwise required by ERISA or other applicable law, terminate subject only to the requirement that the Trustee execute all necessary documents to transfer the Trust assets to the successor trustee.

ARTICLE X
AMENDMENT AND TERMINATION

        10.01 Amendment. The Employer reserves the right to amend this Trust Agreement, provided that no amendment of this Trust Agreement or the Plan shall be effective which would (a) cause any assets of the Trust Fund to be used for, or diverted to, purposes other than the exclusive benefit of Plan participants or their beneficiaries other than an amendment permissible under the Code and ERISA, or (b) affect the rights, duties, responsibilities, obligations or liabilities of the Trustee without the Trustee's written consent. The Employer shall amend this Trust Agreement as requested by the Trustee to reflect changes in law which counsel for the Trustee and Employer agree are legally required. Amendments to the Trust Agreement or a certified copy of the amendments shall be delivered to the Trustee promptly after adoption, and if practicable under the circumstances, any proposed amendment under consideration by the Employer shall be communicated to the Trustee to permit the Trustee to review and comment thereon in due course before the Employer acts on the proposed amendment.

        10.02 Termination. The Trust may be terminated by the Employer upon at least 60 days' written notice to the Trustee. Upon such termination, and subject to Section 11.01 hereof, the Trust Fund shall be distributed as directed by the Named Administrative Fiduciary.

ARTICLE XI
MISCELLANEOUS

        11.01 Exclusive Benefit Rule. Except as provided in Section 11.02, or as otherwise permitted or required by ERISA, the Code or other applicable law, no asset of the Trust shall be used for, or diverted to, purposes other than the exclusive benefit of Plan participants or their beneficiaries or for the reasonable expenses of administering the Plan and Trust until all liabilities for benefits due Plan participants or their beneficiaries have been satisfied.

        11.02 Refunds to Employer. The Trustee shall, upon the written direction of the Named Administrative Fiduciary which shall include a certification that such action is proper under the Plan, ERISA and the Code specifying any relevant sections thereof, return to the Employer any amount referred to in section 403(c)(2) of ERISA.

        11.03 Authorized Action. Any action to be taken under this Trust Agreement by an Employer or other person which is: (a) a corporation shall be taken by the board of directors of the corporation or any person or persons duly empowered by the board of directors to take the action involved, (b) a partnership shall be taken by an authorized general partner of the partnership, and (c) a sole proprietorship by the sole proprietor.

        11.04 Text of Plan. The Employer represents that, prior to the execution of this Trust Agreement by both parties, it delivered to the Trustee the text of the Plan as amended through the date of this Trust Agreement. The Employer shall deliver to the Trustee promptly after adoption thereof a copy of any amendment of the Plan.

        11.05 Conflict with Plan. The rights, duties, responsibilities, obligations and liabilities of the Trustee are as set forth in this Trust Agreement, and no provision of the Plan or any other document shall be deemed to affect such rights, duties, responsibilities, obligations and liabilities. If there is a conflict between provisions of the Plan and this Trust Agreement with respect to any subject involving the Trustee, including but not limited to the responsibility, authority or powers of the Trustee, the provisions of this Trust Agreement shall be controlling.

        11.06 Failure to Maintain Qualification. If the Trust fails to qualify as a qualified trust under section 401(a) of the Code, or loses its status as such a qualified trust, the Employer shall immediately so notify the Trustee, and the Trustee shall, without further notice or direction, remove the Trust assets from any common or collective trust fund maintained by the Trustee or its affiliate for investments by qualified trusts.

        11.07 Governing Law and Construction. This Trust Agreement and the Trust shall be construed, administered and governed under ERISA and other pertinent federal law, and to the extent that federal law is inapplicable, under the laws of the state in which the Trustee has its principal place of business. If any provision of this Trust Agreement is susceptible to more than one interpretation, the interpretation to be given is that which is consistent with the Trust being a qualified trust under section 401(a) of the Code. If any provision of this Trust Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, the remaining provisions shall continue to be fully effective to the extent possible under the circumstances.

        11.08 Successors and Assigns. This Trust Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

        11.09 Gender. As used in this Trust Agreement, the masculine gender shall include the feminine and the neuter genders and the singular shall include the plural and the plural the singular, as the context requires.

        11.10 Headings. Headings and subheadings in this Trust Agreement are for convenience of reference only and are not to be considered in the construction of the provisions of the Trust Agreement.

        11.11 Counterparts. This Trust Agreement may be executed in several counterparts, each of which shall be deemed an original, and these counterparts shall constitute one and the same instrument which may be sufficiently evidenced by any one counterpart.

        IN WITNESS WHEREOF, the Employer and the Trustee have executed this Trust Agreement each by action of a duly authorized person.

Merrill Lynch Trust Company, FSB		ALLTEL Corporation
By:	/s/ Melanie Madeira	By:	/s/ Scott T. Ford
Name/Title:	Melanie Madeira AVP	Scott T. Ford President and Chief Executive Officer
Date:	6-1-04	Date:	5-20-04